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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549             SEC FILE NUMBER

                                 FORM 12b-25                        1-7615

                         NOTIFICATION OF LATE FILING             CUSIP NUMBER
                                                                 497266-10-6
(Check One):
[ ] Form 10-K   [ ] Form 20-F   [X] Form 11-K   [ ] Form 10-Q   [ ] Form N-SAR


                For Period Ended: December 31, 1996
                                  --------------------------
                [ ] Transition Report on Form 10-K
                [ ] Transition Report on Form 20-F
                [ ] Transition Report on Form 11-K
                [ ] Transition Report on Form 10-Q
                [ ] Transition Report on Form N-SAR
                For the Transition Period Ended:
                                                ------------------------------

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* Read Instruction (on back page) Before Preparing Form. Please Print or Type. *
*                                                                              *
* NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS     *
* VERIFIED ANY INFORMATION CONTAINED HEREIN.                                   *
*                                                                              *
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I - REGISTRANT INFORMATION


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FULL NAME OF REGISTRANT

KIRBY CORPORATION
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FORMER NAME IF APPLICABLE


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ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (STREET AND NUMBER)

1775 ST. JAMES PLACE, SUITE 200, HOUSTON, TEXAS  77056-3453
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CITY, STATE AND ZIP CODE

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ]       (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]       (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]       (c)  The accountant's statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         The trustee of the Kirby 401(k) Plan, Texas Commerce Bank, was unable, on a timely basis, without reasonable effort or expense, to provide Kirby's independent public accountant's, KPMG Peat Marwick LLP, with Kirby Corporation common stock investment transactions information for the 1996 year and support for the 401(k) Plan employee loans as of December 31, 1996. Such information is necessary for the completion of the audit and to express and opinion on the financial statements of the Kirby 401(k) Plan.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     G. STEPHEN HOLCOMB                       713               435-1135
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               (Name)                     (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                                       [X] Yes      [ ] No


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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                       [ ] Yes      [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                            KIRBY CORPORATION
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                 (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    JUNE 30, 1997                   By:  G. STEPHEN HOLCOMB
     ------------------------------         -----------------------------------
                                              VICE PRESIDENT & CONTROLLER

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.